UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report: April 7, 2022

(Date of earliest event reported)

SUN COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-12616	38-2730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27777 Franklin Rd.
Suite 200
Southfield, Michigan	48034
(Address of Principal Executive Offices)	(Zip Code)

(248) 208-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	SUI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amended Credit Facility

On April 7, 2022, Sun Communities Operating Limited Partnership (the “Operating Partnership”), as borrower, and its parent company, Sun Communities, Inc. (the “Company”), as guarantor, and certain lenders entered into Amendment No. 1 to the Fourth Amended and Restated Credit Agreement and Other Loan Documents (the “Credit Facility Amendment”), which amended the Company’s senior credit facility.

The Credit Facility Amendment increases the aggregate amount of the Company’s senior credit facility to $4.2 billion with the ability to upsize the total borrowings by an additional $800 million, subject to certain conditions. The increased aggregate amount under the senior credit facility consists of the following: (a) a revolving loan in the amount up to $3.05 billion and (b) a term loan facility of $1.15 billion, with the ability to draw funds from the combined facilities in U.S. dollars, Sterling, Euros, Canadian dollars and Australian dollars, subject to certain limitations. The Credit Facility Amendment extends the maturity date of the revolving loan facility to April 7, 2027, assuming the Operating Partnership’s exercise of each of its two six-month extension options and also extends the maturity date of the term loan facility to April 7, 2025, which, under the terms of the Credit Facility Amendment, may not be extended. Prior to the amendment, the senior credit facility permitted aggregate borrowings of up to $2.0 billion, with an accordion feature that allowed for additional commitments of up to $1.0 billion, subject to the satisfaction of certain conditions.

Under the Credit Facility Amendment the senior credit facility bears interest at a floating rate based on Adjusted Term SOFR, the Adjusted Eurocurrency Rate, the Daily RFR Rate, the Australian Bank Bill Swap Bid Rate (BBSY), the Daily SONIA Rate or the Canadian Dollar Offered Rate plus a margin which can range from 0.725% to 1.600%, subject to certain adjustments. As of March 31, 2022, the margin based on the Company’s credit ratings would have been 0.850% on the revolving loan facility and 0.950% on the term loan facility.

The foregoing description of the Credit Facility Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Facility Amendment, a copy of which is attached hereto as Exhibit 10.1, and the terms of which are incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in and incorporated into Item 1.01 above is hereby incorporated in this Item 2.03 by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information regarding the issuance of the Common Stock received by certain sellers as part of the consideration for the Park Holidays acquisition, described in Item 8.01 below, is hereby incorporated into this Item 3.02. The issuance of such shares of Common Stock was made in reliance upon the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Regulation D and/or Regulation S, as promulgated thereunder by the Securities and Exchange Commission.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Company’s succession plans, on April 8, 2022, Karen J. Dearing announced her retirement from her positions as Chief Financial Officer, Secretary and Treasurer of the Company, effective as of May 2, 2022. Ms. Dearing will remain with the Company as its Executive Vice President - Special Projects, in which role she will assist in overseeing, managing and advising on special projects, including the Company’s UK investments.

Also on April 8, 2022, the Company appointed Fernando Castro-Caratini as its Executive Vice President, Chief Financial Officer, Secretary and Treasurer, effective as of May 2, 2022. Mr. Castro-Caratini, age 38, joined the Company in November 2016 and currently serves as Senior Vice President, Finance & Capital Markets. In this role, he has set operational, financial, corporate M&A, and public communication strategies in addition to managing the Company’s investor, research analyst, investment bank and lender relationships. Before joining the Company, Mr. Castro-Caratini was with Citigroup in the Real Estate & Lodging Investment Banking group where he executed on a broad range of transactions for real estate and lodging clients focusing primarily on strategic advisory, including M&A and initial public offerings. He received a B.A. from Washington University in Saint Louis, and an MBA from New York University’s Stern School of Business.

On April 8, 2022, the Company and the Operating Partnership entered into employment agreements, to be effective on May 2, 2022, with each of Ms. Dearing and Mr. Castro-Caratini (together, the “Executive Officers”) under which they will serve the Company in their new roles (collectively, the “Employment Agreements”). Upon the effectiveness of her new Employment Agreement, the employment agreement dated March 29, 2021, as amended, among Ms. Dearing, the Company and the Operating Partnership will be terminated as of May 2, 2022.

The initial terms of Ms. Dearing’s and Mr. Castro-Caratini’s Employment Agreements is one year and five years, respectively, from the effective date. Each Employment Agreement is automatically renewable for successive one-year terms unless either party timely terminates the agreement.

The annual base salaries of Ms. Dearing and Mr. Castro-Caratini under the Employment Agreements are $400,000 and $550,000, respectively. In addition to their base salaries, the Company may pay each of Ms. Dearing and Mr. Castro-Caratini an annual bonus in an amount determined by the Compensation Committee of the Company’s Board of Directors, based on individual goals and objectives for the Executive Officer, the Company’s performance or other relevant criteria. The annual bonuses of Ms. Dearing and Mr. Castro-Caratini may be in an amount up to 100% and 130%, respectively, of his or her base salary.

The non-competition clauses of each Executive Officer’s Employment Agreement generally preclude him or her from engaging, directly or indirectly, in the same business as the Company, including the development, ownership, leasing, management, financing or sales of MH or land lease communities, RV resorts, camping or glamping resorts, manufactured homes or marinas anywhere in the U.S. or any other country in which the Company operates during the period he or she is employed by the Company and for a period of up to 24 months following such employment; provided, however, that if he or she is terminated without cause, as defined in his or her Employment Agreement, the period of non-competition will be reduced to 12 months following his or her employment.

Each Employment Agreement provides that (a) if an Executive Officer is terminated without cause or resigns for good reason (each as defined in the Employment Agreements), he or she may continue to receive base salary payments for up to 18 months after termination of employment, and (b) if an Executive Officer dies or becomes disabled, he or she may continue to receive base salary payments for up to 24 months after termination of employment.

If there is a change of control (as defined therein) of the Company and either: (i) the Company the CFO Employment Agreement without cause within 24 months after the date of the change of control, (ii) the Executive terminates his or employment for good reason within 24 months after the date of the change of control, or (iii) the form of the change of control transaction is a sale of all or substantially all of the Company’s assets and the Company or its successor does not expressly assume an Executive Officer’s Employment Agreement, then the Company is obligated to pay such Executive Officer an amount equal to 2.99 times his or her then current base salary, and all of his or her outstanding stock options or other stock based compensation granted will become fully vested and immediately exercisable, if any.

The foregoing description of the Employment Agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreements, copies of which are attached hereto as Exhibits 10.2 and 10.3, and the terms of which is incorporated by reference herein.

Item 8.01	Other Events.

Acquisition

On April 8, 2022, the Company completed its previously announced acquisition of Tiger Topco 1 Limited (together with its subsidiaries, “Park Holidays”).

Park Holidays is the second largest owner and operator of holiday communities in the United Kingdom, with 40 owned and operated communities and an additional two managed communities. The majority of the communities are located in irreplaceable, seaside locations in the south of England. Park Holidays primarily rents sites for owner-occupied vacation homes on annual contracts, as well as sells vacation homes to new customers.

The acquisition values Park Holidays at an enterprise value of £950 million (or approximately $1.3 billion). As consideration for the acquisition, the Company (i) issued an aggregate of 186,044 shares of its common stock, $0.01 par value per share (the “Common Stock”), with a value of approximately $33 million as of the closing to certain individual sellers who are also members of Park Holidays’ senior management, and (ii) paid the remainder of the purchase price in cash.

All recipients of Common Stock in the Park Holidays acquisition have agreed not to sell or otherwise dispose of such Common Stock for a period of 12 months after the closing, subject to certain limited exceptions.

Equity Incentive Plan

On April 6, 2022, the Board of Directors of the Company adopted a Sub-Plan under the Company’s 2015 Equity Incentive Plan (the “UK Sub-Plan”), which is solely applicable to employee participants located in the United Kingdom, and establishes certain rules and limitations for participation by UK employees in the Company’s 2015 Equity Incentive Plan for the purpose of complying with certain UK laws.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the UK Sub-Plan, a copy of which is attached hereto as Exhibit 10.4 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description	Method of Filing

10.1†	Amendment No. 1, dated April 7, 2022, to the Fourth Amended and Restated Credit Agreement and Other Loan Documents, among Sun Communities Operating Limited Partnership, as Borrower, Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Citisecurities Limited, as special administrative agent for the AUD RC Lenders; with Citibank, N.A., Citizens Bank, N.A., BofA Securities, Inc., BMO Capital Markets Corp., JPMorgan Chase Bank, N.A., RBC Capital Markets, Fifth Third Bank, National Association, Regions Bank, The Huntington National Bank, Truist Securities, Inc., U.S. Bank National Association, Wells Fargo Bank, National Association, and Sumitomo Mitsui Banking Corporation, as Joint Lead Arrangers, Citibank, N.A., Citizens Bank, N.A., BofA Securities, Inc., BMO Capital Markets Corp., JPMorgan Chase Bank, N.A., RBC Capital Markets and Fifth Third Bank, National Association, as Joint Bookrunners, BofA Securities, Inc., Citibank, N.A., and Sumitomo Mitsui Banking Corporation, as Co-Sustainability Structuring Agents, and Bank of America N.A., JPMorgan Chase Bank, N.A., Bank of Montreal, Citizens Bank, N.A., Royal Bank of Canada and Fifth Third Bank, National Association, as Co-Syndication Agents.	Filed herewith

10.2*	Employment Agreement dated April 8, 2022 among Sun Communities, Inc., Sun Communities Operating Limited Partnership and Karen J. Dearing	Filed herewith

10.3*	Employment Agreement dated April 8, 2022 among Sun Communities, Inc., Sun Communities Operating Limited Partnership and Fernando Castro-Caratini	Filed herewith

10.4	UK Sub-Plan under the Sun Communities, Inc. 2015 Equity Incentive Plan	Filed herewith

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

†

Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K because such schedules and exhibits do not contain information which is material to an investment decision or which is not otherwise disclosed in the filed agreements. The Company will furnish the omitted schedules and exhibits to the Securities and Exchange Commission upon request by the Commission.

*	Management contract or compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN COMMUNITIES, INC.
Dated: April 13, 2022	By:	/s/ Karen J. Dearing
Karen J. Dearing, Executive Vice President, Chief Financial Officer, Secretary and Treasurer